CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 25, 2018, accompanying the financial statements of Quality Municipal Income Trust, 10-20 Year Series 89 (included in Invesco Unit Trusts, Municipal Series 1262) as of February 28, 2018, and for the period from March 21, 2016 (date of deposit) through February 28, 2017 and for the year ended February 28, 2018, and the financial highlights for the period from March 21, 2016 (date of deposit) through February 28, 2017 and for the year ended February 28, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-205296) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2018